EXHIBIT 10.PP


                     INCENTIVE AND SETTLEMENT AGREEMENT
                             RE:  SALE OF VEREX




This Incentive and Settlement Agreement ("Agreement") is made this ____ day of June, 1993 between GFC Financial Corporation ("GFCFC") and Philip S. Pelanek ("Employee") to reflect the understanding and agreement of the parties hereto with respect to the final separation, severance and incentive payments to be effected by GFCFC and Employee.

The parties hereto further acknowledge and agree that GFCFC has undertaken an effort to sell its interest in Morga Investment Co. and its subsidiaries or Verex Corporation and its subsidiaries (collectively "Verex") and that any GFCFC obligations under this Agreement are conditional upon and shall be made effective and be calculated as of or from the date of final closing of a sale transaction with respect to such interest in Verex (the "Closing"). For purposes of this Agreement, a "sale" shall include the transfer of all the capital stock or all or substantially all the assets and business of Verex to a third party or parties in a single transaction or series of related transactions.

NOW THEREFORE, IT IS FURTHER AGREED THAT:

1.Employee shall receive, effective and calculated as of or from the date of Closing, the payments and benefits described on the attached schedule and, in consideration thereof, shall use his best efforts to assist GFCFC in effecting a sale of Verex to the party or parties who, in the opinion of the Board of Directors of GFCFC or the Chief Executive Officer of GFCFC, have made the offer for Verex which is in the best interest of GFCFC.

2.Any pension amounts accrued by GFCFC or by Verex in its Supplemental Pension Plan for the account of Employee and any pension amounts accrued after Closing during a severance period provided for in this Agreement shall, at the option of Employee, continue to be accrued in such Supplemental Pension Plan or be newly accrued by GFCFC in its Supplemental Pension Plan, or GFCFC or Verex, as the case may be, shall purchase an annuity for the Employee with respect to all amounts accrued in any such Supplemental Pension Plan.

3.If the Closing does not occur, or an executed definitive agreement for Closing does not exist, on or before December 31, 1993, this Agreement shall expire, and GFCFC shall have no obligations hereunder.

4.Any dispute between the parties with respect to the calculation of amounts due under the Verex Key Employee Long Term Incentive Plan (the "6 year plan") shall be finally resolved by binding arbitration by Deloitte & Touche.

5.Employee shall deliver to GFCFC at Closing upon payment and undertaking as herein provided, a full and unconditional release of GFCFC and all officers and directors thereof from all past and future claims with respect to Employee's employment, other than obligations under this Agreement and the Indemnity Agreement entered into with Directors of GFCFC, which release shall be on terms reasonably satisfactory to GFCFC and shall include a release by employer of claims against Employee for acts other than acts involving intentional misconduct, gross negligence or criminal conduct, and Employee's Employment Agreement made as of March 18, 1992 shall be terminated without further obligation of the parties thereto. Upon Closing Employee shall resign all positions held with GFCFC and Verex.

6.The parties hereto shall negotiate in good faith to settle in cash any payment or benefit due pursuant to this Agreement which would otherwise be inconsistent with any benefit plan of GFCFC or any government regulation. GFC FINANCIAL CORPORATION


______________________________     By:___________________________________
Philip S. Pelanek                       Samuel L. Eichenfield
                                 Chairman and Chief Executive Officer

                                                                     4/22/93
P. Pelanek

$   411,281    $240,750  salary  continued until  3/18/95.    Amount assumes
               6/30/93 sale.
$   255,000    Two  times the highest MIP payout in the previous three years
               ($127,500 in 2/91).
$   355,434    Two times the highest PUIP payout in the previous three years
               ($177,7171 in 2/93).
$    23,400    "Vesting"  from  7/1/93   to  3/18/95  on   potential  future
               restricted stock grants
               (20% of highest grant ($177,000 - 8/92 RS grant at target)).
$   941,250    Six-year plan (assuming  sale at  book value).   Based on  S.
               Kiefer's calculations.
$ 1,986,365    Total cash benefits.

Notes:
     All payouts occur at the time they would have normally been received (e.g., MIP and PUIP are paid in 2/94 and 2/95, salary is paid ratably, and "vesting" of forfeited restricted stock grant occurs in 8/94. A lump-sum payout will be available on an agreed present value basis.

     An additional stock option grant will occur in tow tranches of 2,500 options each. The exercise price will be $26.25 and $29.25, respectively, but not less than the market value on the grant date. If the market value exceeds $26.25, the "lost value" will be paid in cash. All options vest 7/1/93. All options must be exercised by 6/18/95.

     All benefits continue until 3/18/95. Benefits include: 401(k), pension, car allowance, life insurance, AD&D insurance, executive medical coverage, club memberships, tax gross-up on restricted stock vestings from pre-4/2/1992 grants, and financial counseling up to $10,000 the first year plus tax gross-up; and up to $5,500 plus tax gross-up thereafter.

     Pension wages will be calculated as though salary is received ratably until 3/95 and MIP amounts are received in 2/94 and 2/95. All other payouts are not pensionable wages. Employments ceases on 3/18/95 for pension purposes. Employee shall receive executive level outplacement services for up to one year.

     No amount is included in the Verex senior management severance plan (6-12 mos.) since the employment agreement eliminates this payout.

     No pro-rata 1993 MIP is included.

     All restricted stock vestings scheduled to occur before 3/18/95 will occur on the scheduled dates and performance based restricted stock will vest in amounts based on actual stock performance.

     Restricted stock scheduled to vest after 3/18/95, which total 6990 shares will vest immediately if the sale price exceeds book value + 10MM.

     The restricted stock vestings (excluding the 6,990 shares above) are:

     Aug-93       Dec-93      Apr-94       Aug-94       Dec-94         Total
      4,372        1,200         200        4,141        1,200        11,113

     The 12/93 and  4/94 vestings are shown at target.   Actual vesting will
be based on actual stock performance.

Assumptions:
     Employment termination date is 6/30/93.
     Closing on 7/1/93.
     Actual amount due under six-year plan will be calculated at the actual purchase price paid.

7/19/93


Phil:

     This   will  reflect  our  agreement  to  do  the  following  regarding settlement of your Incentive and Settlement Agreement with GFCFC dated June 1, 1993.

     1. The so-called "six year plan" will be settled at 90% based on the initial closing payment to GFCFC by GE of $171,500,000. The 10% balance and any appropriate adjustments will be settled promptly after final settlement with GE.

     2.   Amounts  other  than  stock  options  and  restricted  stock  (but including "vestings from 7/1/93 to 3/18/95") will be settled in cash generally in accordance with your letter dated July 13, 1993 (attached) and the attached schedule but using a discount factor of 3.35%. The final cash amounts--calculated using 3.35% discount--shall be as mutually agreed.

     3. The $900,450.00 check delivered herewith is partial payment. The balance shall be settled as soon as practicable to our mutual satisfaction, but not later than July 31, 1993 (except for the final settlement of the six year plan and stock items).

     In consideration of this settlement you shall and hereby do waive any right to two additional 2500 share stock options with GFCFC in exchange for the cash value thereof at 7/15/93.


                                 GFC Financial Corporation

                                 By:   /s/ W. J. Hallinan

AGREED:

 /s/ Philip S. Pelanek


                                                                CONFIDENTIAL

Ms. Denise Meo
Director, Human Resources
GFC Financial Corporation
Dial Tower
Dial Corporate Center
Phoenix, AZ 85077-1261

Dear Ms. Meo:

In order to finalize the details of my separation from GFCFC and VEREX and to address some issues with respect to my severance agreement please note the following:

1. I elect a payment rate at 100% for all salary and benefits and 85% for the six year plan.

2. I elect a lump-sum payment of salary, MIP, PUIP, etc., to be paid at the closing date. The present value discount factor should be 3.125%, the current Fed Funds rate.

3. I elect to receive the cash value of all benefits in a lump-sum. Those benefits are as follows:

     a.   401(k) company contributions.
     b.   Car allowance.
     c .  Car expenses.
     d.   Life/AD&D insurance.
     e.   Executive Life.
     f.   Dental insurance.
     g.   Health club.
     h.   Financial planning.

4.   Out-placement to be paid directly by GFCFC.

5. I request six months of medical coverage in my current medical plans (Physician Plus and Executive Medical) to be followed by a lump-sum payment reflecting the value of these tow plans for the balance of the employment contract.



Ms. Denise Meo
July 13, 1993
Page Two


6. I request a lump-sum payout of my vested benefit in the non-qualified pension plan (SERP); all elections with respect to the qualified pension plan to be deferred until retirement.

7. All tax gross-ups should be at the highest marginal rate in effect for 1993 or any subsequent year in which a payment may be received after taking into account any changes in the applicable tax law.

8. I need the restricted stock agreements and any other document related to stock options and/or restricted stock.

Please call me with any questions you may have.  Thank you for the attention
to this matter  and your help.   Please submit to  me prior to closing,  you
itemized salary and incentives and benefits and the value therein.

Sincerely,

VEREX CORPORATION



Philip S. Pelanek
Chairman, President & CEO

PSP/clk

CC:  William Hallinan, General Counsel
CONFIDENTIAL

Salary - 7/14/93 8 days @ $926.00                                    8334.00
Salary - 7/15/93 to 3/18/95                                       403,908.39
Highest MIP x 2 ($127,500 x 2)                                    255,000.00
Highest PUP x 2 ($177,717 x 2)                                    355,434.00
Six year plan (BK Value) x .85 (A) ($941,250 x .85)               800,062.50
401K company contributions (240750 x 3% = 601.87 x 21              12,639.38
Car allowance ($1465 x 21 months)                                  30,765.00
  1.      Expenses: Fuel and repair ($200.00/month X 21 months)     4,200.00
                    Phone ($50.00/month x 21 months)                1,050.00
                    Insurance ($1154.00/year)                       2,308.00
Life AD&D (1 x Base/Max $50,000) ($11.50/month x 21 months)           241.50
Executive Life (1 x Base/Max 200K) ($82.00/month x 21months)        1,722.00
Executive Medical ($5000.00 Max) ($17.50/month x 21 months)           367.50
Medical (Blue Cross) (B) (602.88/month x 15 months)                 9,043.20
Dental (Blue Cross) (C) ($47.14/month x 15 months)                    707.10
Health Club ($1200.00/year x 21 months)                             2,100.00
Annual physical (2 years at Mayo Clinic at $1500.00/year)           3,000.00
Madison Club Membership ($72.00 x 21 months)                        1,512.00
Financial planning ($10,000 first year and $5200.00 second year)   15,200.00
Vestings from 7/1/93 to 3/18/94 on potential future RS grant       23,400.00


- -All elections with respect to qualified pension plan to be deferred until retirement.
- -Restricted Stock Certificate for 11,113 shares (D)
- -Stock options available for exercise.
- -See For 5 attached - Note: 5000 more options to be received upon closing, 2500 shares at $26.25 and 2500 shares at $29.25 respectively, but not less than market value on the grant data. If MK exceeds $26.25, the lost value will be paid in cash.
- -Out-placement not to exceed $45,000 paid directly by GFCFC (assumes $30,000 fee for Janotta, Bray, $12,000 office space, miscellaneous, $3000 travel expenses for job search).
- -Tax gross up on Restricted Stock vesting from pre-4/92 grant.
- -Pension benefits to include early retirement option.

A. Six year plan pay out at 85% of book at closing. Residual due at final closing = .15 of book and 100% above book.
B.   Medical to remain for six months.
C.   Dental to remain for six months.
D.   Up to 6990 restricted shares due for up to 10% over book.